February 10,
2006


Mail Stop 4561

George Kanakis
1416 Morris Avenue, Suite 207
Union, New Jersey 07083

      Re:	Nuwave Technologies, Inc.
		Form 10-KSB for the year ended December 31, 2004
	Forms 10-QSB for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005
		File No. 000-28606

Dear Mr. Kanakis:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3414 if you have questions.



							Sincerely,



            Jorge Bonilla
      Senior Staff Accountant



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George Kanakis
Nuwave Technologies, Inc.
August 24, 2005
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